UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2020 (February 11, 2020)

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 L Street, NW,	Washington,	DC	20005
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (202) 346-6500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($0.01 par value)	CSGP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01.     Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On February 11, 2020, CSGP Holdings, LLC (“CSGP”), an indirect wholly owned subsidiary of CoStar Group Inc. (“CoStar”), RentPath Holdings, Inc. (“RentPath”), certain direct or indirect wholly owned subsidiaries of RentPath (together with RentPath, the “Sellers”), and, solely for the purposes set forth therein, CoStar, entered into an asset purchase agreement (the “Asset Purchase Agreement”) dated as of the Petition Date (as defined below).  Pursuant to the Asset Purchase Agreement, and subject to the terms and conditions set forth therein, CSGP will acquire for $587.5 million in cash all of the equity interests of RentPath, as reorganized following an internal restructuring of the Sellers (“Reorganized RentPath”) pursuant to and under the joint chapter 11 plan of reorganization of the Sellers (the “Chapter 11 Plan”) in the Chapter 11 cases of the Sellers and certain of their affiliates filed on or about February 12, 2020 (the “Petition Date”) in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). In connection with the internal restructuring, certain assets and certain liabilities, in each case, related to the Sellers’ business of providing digital media services to clients in the residential real estate business (the “Business”) will be transferred to and assumed by Reorganized RentPath, and excluded assets and excluded liabilities will be transferred to and assumed by a wind-down estate.

The completion of the transaction is subject to customary conditions, including, among others, (a) the absence of any law or order prohibiting the closing, (b) the expiration or termination of any applicable waiting period under applicable antitrust laws and (c) the Bankruptcy Court having entered orders confirming the Asset Purchase Agreement, the Chapter 11 Plan and specified matters in connection therewith and the Chapter 11 Plan having become effective in accordance with its terms and the confirmation order. Each of the Sellers and CSGP has made customary representations and warranties in the Asset Purchase Agreement.  The Sellers also have agreed to various covenants, including, among others things, (i) to conduct the Business in the ordinary course during the period between the date of the Asset Purchase Agreement and the closing of the transaction, in each case, subject to certain exceptions, and (ii) to comply with certain Bankruptcy Court matters. Under the terms of the Asset Purchase Agreement, CoStar has agreed to guarantee the full and timely performance of CSGP’s obligations under the Asset Purchase Agreement.

The Asset Purchase Agreement may be terminated by CSGP, on the one hand, or the Sellers, on the other hand, under certain circumstances, including if the transaction is not consummated by August 11, 2020 (which date may, subject to certain exceptions, be extended up to February 10, 2021 under certain circumstances). The Asset Purchase Agreement further provides that, upon termination of the Asset Purchase Agreement under specified circumstances in which certain antitrust approvals are not obtained, or a governmental order related to antitrust or competition matters prohibits the consummation of the transaction, CGSP will be required to pay to the Sellers a cash termination fee of $58.75 million.

The foregoing description of the Asset Purchase Agreement is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Asset Purchase Agreement, may be subject to limitations agreed upon by the parties and qualified by disclosures not reflected in the text of the Asset Purchase Agreement, are not intended to provide factual, business, or financial information about the parties and may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk between CSGP, on the one hand, and the Sellers, on the other hand, rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in CoStar’s public disclosures.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*
Asset Purchase Agreement, dated as of the Petition Date (on or about February 12, 2020), among CSGP Holdings, LLC, CoStar Group, Inc. (solely for the specified purposes), RentPath Holdings, Inc. and the other Sellers named therein.

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

*Non-material schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date:	February 12, 2020	/s/ Scott T. Wheeler

Name: Scott T. Wheeler
Title: Chief Financial Officer